Exhibit 15.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2024, except for Note 2.2 to the 2024 consolidated financial statements as to which the date is April 9, 2025, with respect to the consolidated financial statements, incorporated by reference, of Lifezone Metals Limited included in the Annual Report on Form 20-F for the year ended December 31, 2023.

We consent to the incorporation by reference of said report in the following Registration Statement of Lifezone Metals Limited Forms F-3 (File No. 333-289809, File No. 333-272865 and File No. 333-281189) and on Form S-8 (File No. 333-274449).

/s/ Grant Thornton
Grant Thornton
Dublin, Ireland
March 19, 2026